EXHIBIT 99.1

Investor Relations Contact:
Jennifer Larson
(617) 368-5152

Media Contact:
Jessica Paar
(617) 368-5060

VETERAN BOSTON BEER DIRECTOR TO RETIRE

BOSTON, MA (3/28/17) – The Boston Beer Company, Inc. (NYSE: SAM) (the “Company”), brewers of Samuel Adams beers, announced today that Director Jay Margolis has informed the Board of Directors that he will not stand for re-election as a Director of the Company at the end of his current term and will retire from the Board effective as of the close of the 2017 Annual Meeting of Stockholders.

Mr. Margolis has been a Director of the Company since 2006, having served on the Compensation and Nominating/Governance Committees since May 2006, and the Audit Committee since May 2013 and from May 2006 to December 2007.

Jim Koch, Founder and Chairman of the Company, said, “On behalf of Boston Beer and my fellow Board members, we are forever grateful for Jay’s service. I want to thank him for his commitment, insight, and strategic contributions to the Company and Board over the past decade. Jay has been instrumental in shaping the Company’s long-term business successes from his consumer marketing perspective. He also was a key contributor in the selection and onboarding process for our two newest Directors, Michael Spillane and David Fialkow. While Jay’s presence on the Board will be missed, we respect his choice to retire and wish him the very best.”

Mr. Margolis said, “I want to thank Jim for the opportunity to serve Boston Beer and its shareholders in what has been an amazing journey over the last eleven years. It truly has been an honor to contribute to one of the pioneers of the craft beer movement. I will continue to admire the Boston Beer family of brands and the Company’s persistence for high standards and quality products. While I will miss serving on the Board and working with the amazing people at the Company, I am eager to see what the future holds for Boston Beer – I believe the best is yet to come.”

About The Boston Beer Company, Inc.

The Boston Beer Company, Inc. began in 1984 and today brews more than 60 styles of Samuel Adams beer.  The Company’s portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Spiked & Sparkling, as well as several other craft beer brands brewed by A&S Brewing Collaborative, our craft beer incubator.  For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings.